Exhibit 3.3

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ECHO GLOBAL LOGISTICS, INC.

Echo Global Logistics, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

I.              The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on June 7, 2006.  The Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on June 7, 2006, and was further amended by Amendment No. 1 thereto, filed with the Secretary of State of the State of Delaware on September       , 2009.

II.            Pursuant to Sections 242 and 245 of the DGCL, this Second Amended and Restated Certificate of Incorporation (the “Certificate”) amends and restates the provisions of the Amended and Restated Certificate of Incorporation of the Corporation, as amended by Amendment No. 1.

III.           This Certificate has been duly adopted and written consent has been given in accordance with the provisions of Sections 228 and 242 of the DGCL.

IV.           The text of the original Certificate of Incorporation as heretofore amended or supplemented is hereby amended and restated to read in its entirety as follows:

ARTICLE I
NAME

The name of the Corporation is Echo Global Logistics, Inc.

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is The Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle, Zip Code 19801.  The name of its registered agent at such address is The Corporation Trust Company.  The registered office and/or registered agent of the Corporation may be changed from time to time by action of the board of directors.

ARTICLE III

PURPOSE

The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

CAPITAL STOCK

SECTION 1.  The aggregate number of shares of all classes of capital stock which the Corporation shall have the authority to issue is One Hundred and Two Million Five Hundred Thousand (102,500,000) shares, consisting of Two Million Five Hundred Thousand (2,500,000) shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”), and One Hundred Million (100,000,000) shares of common stock, par value $0.0001 per share (the “Common Stock”).

SECTION 2.  The preferences, limitations, designations and relative rights of the shares of each class and the qualifications, limitations or restrictions thereof shall be as follows:

A.                                   Preferred Stock.

1.             Authorization; Series; Provisions.  The Board of Directors of the Corporation is hereby expressly authorized, subject to limitations prescribed by law and the provisions of this Article IV, to provide for the issuance of shares of the Preferred Stock in series, and by filing a certificate pursuant to the DGCL, to establish from time to time the number of shares to be included in each such series and to fix the designations, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.  The Preferred Stock may be issued from time to time in one or more series, the shares of each series to have such powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as are stated and expressed herein or in a resolution or resolutions providing for the issuance of such series, adopted by the Board of Directors.

2.             Rank.  All shares of Preferred Stock shall rank senior to the Common Stock both as to dividends and upon liquidation.

3.             Reacquired Shares.  Shares of Preferred Stock which shall be issued and thereafter acquired by the Corporation through purchase, redemption, exchange, conversion or otherwise shall return to the status of authorized but unissued Preferred Stock, undesignated as to series, unless otherwise provided in the resolution or resolutions of the Board of Directors.

B.                                     Common Stock.

Except as shall otherwise be stated herein or as otherwise required by applicable law, all shares of Common Stock shall be identical in all respects and shall entitle the holders thereof to the same rights and privileges, subject to the same qualifications, limitations and restrictions.  The Common Stock shall be subject to all of the rights, privileges, preferences and priorities of the Preferred Stock as set forth in the resolution or resolutions providing for the respective series of Preferred Stock.

1.             Voting Rights.  Except as otherwise provided in this Section 2B of Article IV or as otherwise required by applicable law, holders of Common Stock shall be entitled to one vote per share on all matters to be voted on by the holders of Common Stock.  Holders of

Common Stock are not entitled to cumulative voting rights, and holders of Preferred Stock shall not be entitled to notice of any meeting of stockholders.

2.             Dividends.  Subject to the rights of each series of the Preferred Stock, dividends, or other distributions in cash, securities or other property of the Corporation may be declared and paid or set apart for payment upon the Common Stock by the Board of Directors from time to time out of any assets or funds of the Corporation legally available for the payment of dividends, and all holders of Common Stock shall be entitled to participate in such dividends ratably on a per share basis.

3.             Liquidation.  Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, and after the holders of the Preferred Stock of each series shall have been paid in full the amounts to which they respectively shall be entitled in preference to the Common Stock in accordance with the terms of any outstanding Preferred Stock and applicable law, the remaining net assets and funds of the Corporation shall be distributed pro rata to the holders of the Common Stock and the holders of any Preferred Stock, but only to the extent that the holders of any Preferred Stock shall be entitled to participate in such distributions in accordance with the terms of any outstanding Preferred Stock or applicable law. A consolidation or merger of the Corporation with or into another corporation or corporations or a sale, whether for cash, shares of stock, securities or properties, or any combination thereof, of all or substantially all of the assets of the Corporation shall not be deemed or construed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 2B of this Article IV.

4.             No Preemptive Rights.  No holder of Common Stock of the Corporation shall be entitled, as such, as a matter of right, to subscribe for or purchase any part of any new or additional issue of stock of any class or series whatsoever or of securities convertible into stock of any class whatsoever, whether now or hereafter authorized and whether issued for cash or other consideration, or by way of dividend.

5.             Ownership.  The Corporation shall be entitled to treat the person in whose name any share of its stock is registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person, whether or not the Corporation shall have notice thereof, except as expressly provided by applicable law.

ARTICLE V

EXISTENCE

The Corporation is to have perpetual existence.

ARTICLE VI

BOARD OF DIRECTORS

The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, and the directors need not be elected by written ballot unless required by the By-laws of the Corporation.  In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to make, alter, amend, change, add to or repeal the By-laws of the Corporation.

ARTICLE VII

NUMBER, ELECTION AND TERMS OF DIRECTORS

SECTION 1.  Number of Directors.  Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors of the Corporation shall be fixed in such manner as prescribed in the By-laws of the Corporation, or from time to time by action of a majority of the members of the Board of Directors then in office, but in no event shall such number of directors be less than three nor more than fifteen. Elections of members of the Board of Directors, other than those who may be elected by the holders of any series of Preferred Stock under specified circumstances, shall be held at the annual meeting of stockholders, and each member of the Board of Directors shall hold office until such director’s successor is elected and qualified, subject to such director’s earlier death, resignation, disqualification or removal.

SECTION 2.  Stockholder Nominations and Introduction of Business. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the By-laws of the Corporation.

SECTION 3.  Newly Created Directorships and Vacancies. Subject to the rights of the holders of any series of Preferred Stock, and unless the Board of Directors otherwise determines, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, disqualification, removal from office or other cause may be filled only by a majority vote of the directors then in office, though less than a quorum, and any director so chosen shall hold office for a term expiring at the succeeding annual meeting of stockholders and until such director’s successor shall have been duly elected and qualified. No decrease in the number of authorized directors constituting the entire Board of Directors shall shorten the term of any incumbent director.

SECTION 4.  Removal.  Subject to the rights of the holders of any series of Preferred Stock, any director, or the entire Board of Directors, may be removed, with or without cause, by the affirmative vote of the holders of a majority of the shares then entitled to vote at an election of directors; provided, however, that this Section 4 of Article VII shall apply, in respect of the removal without cause of a director or directors elected by the holders of a class or series of stock pursuant to this Certificate, to the vote of the holders of the outstanding shares of that class or series and not to the vote of the outstanding shares as a whole.

SECTION 5.  Rights and Powers.  Except to the extent prohibited by law, the Board of Directors shall have the right (which, to the extent exercised, shall be exclusive) to establish the rights, powers, duties, rules and procedures that from time to time shall govern the Board of Directors and each of its members, including, without limitation, the vote required for any action by the Board of Directors, and that from time to time shall affect the directors’ power to manage the business and affairs of the Corporation; and no by-law shall be adopted by stockholders which shall impair or impede the implementation of the foregoing.

SECTION 6.  By-laws.  The Corporation may in its By-laws confer powers upon the Board of Directors in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board of Directors by applicable law.

ARTICLE VIII

BOOKS AND RECORDS

The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-laws of the Corporation.  The Board of Directors shall from time to time decide whether and to what extent and at what times and under what conditions and requirements the accounts and books of the Corporation, or any of them, except the stock book, shall be open to the inspection of the stockholders, and no stockholder shall have any right to inspect any books or documents of the Corporation, except as conferred by the laws of the State of Delaware or as authorized by the Board of Directors.

ARTICLE IX

STOCKHOLDER ACTION

Meetings of stockholders may be held within or without the State of Delaware as the By-laws of the Corporation may provide.  Subject to the rights of the holders of any series of Preferred Stock, for so long as either the Corporation’s Common Stock is registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or the Corporation is required to file periodic reports with the Securities and Exchange Commission pursuant to Section 15(d) of the Exchange Act with respect to the Corporation’s Common Stock, (A) any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of stockholders of the Corporation and may not be effected in lieu thereof by any consent in writing by such stockholders unless the action to be effected by written consent of the stockholders and the taking of such action by written consent have been approved in advance by a resolution adopted by the Board of Directors, and (B) special meetings of stockholders of the Corporation may be called only by the Chairman of the Board of Directors, the Chief Executive Officer or the Secretary pursuant to a resolution adopted by a majority of the directors then in office, or by stockholders holding at least a majority of the issued and outstanding voting stock of the Corporation.

ARTICLE X

STOCKHOLDER VOTE REQUIRED

Article VII, Article IX and this Article X of this Certificate and Sections 2, 11 and 13 of Article II, Sections 2, 3, 4 and 5 of Article III, Article V and Article VIII of the By-laws of the Corporation shall not be altered, amended or repealed by, and no provision inconsistent therewith shall be adopted by, the stockholders without the affirmative vote of the holders of at least a majority of the issued and outstanding voting stock of the Corporation entitled to vote generally for the election of directors represented at a meeting of stockholders at which a quorum is present (as provided in the By-laws of the Corporation).

ARTICLE XI

INDEMNIFICATION

SECTION 1.  Each person who is or was a director or officer of the Corporation shall be indemnified by the Corporation to the fullest extent permitted from time to time by the DGCL as the same exists or may hereafter be amended (but, if permitted by applicable law, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment) or any other applicable laws as presently or hereafter in effect.  The indemnification rights and protections existing hereunder shall be a contract right and shall be provided to each person who is or was a director or officer of the Corporation at any time this Article XI is or was in effect, regardless of whether or not such person continues to serve in his or her capacity as a director or officer of the Corporation at the time such indemnification rights and protections are sought.  The Corporation may, by action of the Board of Directors, provide indemnification to employees and agents (other than a director or officer) of the Corporation, to directors, officers, employees or agents of a subsidiary of the Corporation, and to each person serving as a director, officer, partner, member, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, at the request of the Corporation, with the same scope and effect as the foregoing indemnification of directors and officers of the Corporation. The Corporation shall be required to indemnify any person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors or is a proceeding to enforce such person’s claim to indemnification pursuant to the rights granted by this Certificate or otherwise by the Corporation. Without limiting the generality or the effect of the foregoing, the Corporation may enter into one or more agreements with any person which provide for indemnification greater or different than that provided in this Article XI.  Any amendment or repeal of this Article XI shall not adversely affect any right or protection existing hereunder in respect of any act, omission, fact or circumstance occurring prior to such amendment or repeal.

SECTION 2.  By action of its Board of Directors, notwithstanding any interest of the directors in the action, the Corporation may purchase and maintain insurance, in such amounts as the Board of Directors deems appropriate, to protect any director, officer, employee and agent of the Corporation, any director, officer, employee or agent of a subsidiary of the Corporation, and any person serving as a director, officer, partner, member, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise (including, without limitation, any employee benefit plan) against any liability asserted against such person or incurred by such person in any such capacity or arising out of the person’s status as such (including, without limitation, expenses, judgments, fines and amounts paid in settlement) to the fullest extent permitted by the DGCL as it exists on the date hereof or as it may hereafter be amended, and whether or not the Corporation would have the power or would be required to indemnify any such person under the terms of any agreement or by-law or the DGCL. For purposes of this Article XI, “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan.

SECTION 3.  If this Article XI or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each person entitled to indemnification under the first paragraph of this Article XI as to all expense, liability and loss (including attorneys’ fees and related disbursements, judgments, fines, ERISA excise taxes and penalties, penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such person and for which indemnification is available to such person pursuant to this Article XI to the fullest extent permitted by any applicable portion of this Article XI that shall not have been invalidated and to the fullest extent permitted by applicable law.

SECTION 4.  Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director, officer or employee of the Corporation existing at the time of such repeal or modification.

ARTICLE XII
DIRECTOR LIABILITY

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL or (4) for any transaction from which the director derived an improper personal benefit.  Any amendment or repeal of this Article XII shall not adversely affect any right or protection of a director of the Corporation existing hereunder in respect of any act, omission, fact or circumstance occurring prior to such amendment or repeal.

If the DGCL shall be amended to authorize corporate action further eliminating or limiting the liability of directors, then a director of the Corporation, in addition to the circumstances in which he is not liable immediately prior to such amendment, shall be free of liability to the fullest extent permitted by the DGCL, as so amended.

ARTICLE XIII

BUSINESS COMBINATIONS

The Corporation expressly elects not to be governed by Section 203 of the DGCL.

ARTICLE XIV

AMENDMENTS

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate in effect from time to time in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.

[signature page follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed on September       , 2009.

ECHO GLOBAL LOGISTICS, INC.

By:
David B. Menzel, Chief Financial Officer